EXHIBIT 99.1
Ambac Announces Fourth Quarter 2017 Results

•	Ambac executes on key strategic priorities:

◦	Successfully concluded the Segregated Account Rehabilitation on February 12, 2018, resulting in an increase, on a pro forma basis, of $7.56[1], or 25% to December 31, 2017 book value

◦	Adversely Classified Credits reduced by $1.1 billion or 7.5% to $14.1 billion driven mostly by active loss mitigation efforts

◦	Insured net par reduced by $4 billion, or 6%, to $63 billion

◦	Increased investment in Ambac insured COFINA and PRIFA bonds to 58% from 40% and 29% from 24%, respectively

•	Net Loss of $(19.5) million or $(0.43) per Diluted Share and Adjusted Earnings[2] of $5.5 million or $0.12 per Diluted Share for the Quarter Ended December 31, 2017

•	Book Value per Share decreased $2.81 to $30.52 and Adjusted Book Value[2] per Share decreased $0.22 to $24.34 at December 31, 2017 from September 30, 2017
NEW YORK, NY, February 28, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation ("AAC"), provide financial guarantees, today reported a net loss of $(19.5) million, or $(0.43) per diluted share for the fourth quarter of 2017, compared to a net loss of $(190.9) million, or $(4.20) per diluted share, for the third quarter of 2017. Adjusted Earnings in the fourth quarter of 2017 were $5.5 million, or $0.12 per diluted share, compared to an Adjusted Loss of $(149.8) million, or $(3.30) per diluted share in the third quarter of 2017. The decrease in Net loss and increase in Adjusted Earnings in the fourth quarter of 2017 were driven by lower public finance losses, higher investment returns, higher income on VIEs, higher gains from credit and interest rate derivatives, and lower operating expenses, partially offset by lower premiums earned. During the third quarter of 2017, the net loss and Adjusted Loss were adversely impacted by public finance losses and loss expenses incurred, primarily related to Puerto Rico.
Claude LeBlanc, President and Chief Executive Officer, stated, “We are extremely pleased with our successful achievements during the quarter in progressing our strategic priorities. On February 12, 2018, Ambac announced the exit from rehabilitation of the Segregated Account, a key milestone for unlocking long-term value for shareholders. The transaction will result in delivering an increase to Book Value of approximately $7.56 per share on a pro forma basis, which will be reflected in our first quarter 2018 results. This transaction will also result in material future operating expense savings and will significantly improve the financial and strategic flexibility of the company. Our fourth quarter results also reflect the continued progress in advancing our key strategic priorities. During the quarter we took significant steps towards improving Ambac's risk profile and financial stability through various actions, including proactive steps to de-risk AAC's legacy insurance portfolio. We also continued to actively pursue recoveries and protect our rights through litigation."
Mr. LeBlanc continued, "As we move forward into 2018, we are committed to building on the significant achievements of the previous year in our improved operating paradigm. Our focus will be to build on our established momentum and on executing our other strategic priorities with the goal of increasing long-term shareholder value."
_________________________
1 See Proforma Financial Information section of this press release for further information
2 See Non-GAAP Financial Data section of this press release for further information

Ambac's Fourth Quarter 2017 Summary Results
			Better (Worse)
($ in millions, except per share data)	4Q2017	3Q2017	Amount	Percent
Net premiums earned	$31.5	$53.0	$(21.5)	(41)%
Net investment income	107.1	87.2	19.9	23%
Other than temporary impairment losses	(1.0)	(13.5)	12.5	93%
Net realized investment gains (losses)	(0.1)	6.2	(6.3)	(102)%
Net change in fair value of credit derivatives	8.5	0.2	8.3	4,150%
Net gains (losses) on interest rate derivatives	23.0	4.0	19.0	475%
Income (loss) on Variable Interest Entities ("VIEs")	21.2	(4.0)	25.2	630%
Losses and loss expenses (benefit)	102.3	209.8	107.5	51%
Operating expenses	28.7	33.8	5.1	15%
Interest expense	31.0	29.1	(1.9)	(7)%
Insurance intangible amortization	34.2	45.7	11.5	25%
Provision for income taxes	12.6	5.4	(7.2)	(133)%
Net income (loss) attributable to Common Stockholders	(19.5)	(190.9)	171.4	90%
Net income (loss) per diluted share	$(0.43)	$(4.20)	$3.77	90%
Adjusted earnings (loss) [1]	5.5	(149.8)	155.3	104%
Adjusted earnings (loss) per diluted share [1]	$0.12	$(3.30)	$3.42	104%
Total Ambac Financial Group, Inc. stockholders' equity	1,381.1	1,508.0	(126.9)	(8)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$30.52	$33.33	$(2.81)	(8)%
Adjusted book value [1]	1,101.3	1,111.6	(10.3)	(1)%
Adjusted book value per share [1]	$24.34	$24.56	$(0.22)	(1)%
Weighted-average diluted shares outstanding (in millions)	45.4	45.4	—	—%

Ambac's 2017 Summary Results
			Better (Worse)
($ in millions, except per share data)	2017	2016	Amount	Percent
Net premiums earned	$175.3	$197.3	$(22.0)	(11)%
Net investment income	361.0	313.4	47.6	15%
Other than temporary impairment losses	(20.2)	(21.8)	1.6	7%
Net realized investment gains (losses)	5.4	39.3	(33.9)	(86)%
Net change in fair value of credit derivatives	16.4	20.1	(3.7)	(18)%
Net gains (losses) on interest rate derivatives	59.6	(50.3)	109.9	218%
Income (loss) on Variable Interest Entities ("VIEs")	19.7	(14.1)	33.8	240%
Losses and loss expenses (benefit)	513.2	(11.5)	(524.7)	(4,563)%
Operating expenses	121.5	113.7	(7.8)	(7)%
Interest expense	119.9	124.3	4.4	4%
Insurance intangible amortization	150.9	174.6	23.7	14%
Provision for income taxes	44.5	30.7	(13.8)	(45)%
Net income (loss) attributable to Common Stockholders	(328.7)	74.8	(403.5)	(539)%
Net income (loss) per diluted share	$(7.25)	$1.64	$(8.89)	(542)%
Adjusted earnings (loss) [1]	(165.1)	314.8	(479.9)	(152)%
Adjusted earnings (loss) per diluted share [1]	$(3.64)	$6.89	$(10.53)	(153)%
Total Ambac Financial Group, Inc. stockholders' equity	1,381.1	1,713.9	(332.8)	(19)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$30.52	$37.94	$(7.42)	(20)%
Adjusted book value [1]	1,101.3	1,331.7	(230.4)	(17)%
Adjusted book value per share [1]	$24.34	$29.48	$(5.14)	(17)%
Weighted-average diluted shares outstanding (in millions)	45.4	45.7	0.3	1%

[1]	Non-GAAP Financial Data

Net Premiums Earned
During the fourth quarter of 2017, net premiums earned were $31.5 million, compared to $53.0 million in the third quarter of 2017, including accelerations of $8.8 million and $26.2 million, respectively. Normal premiums earned decreased $4.1 million or 15% primarily due to the continued runoff of the insured portfolio, including previously pre-refunded policies. Accelerated premiums earned declined $17.4 million or 66% primarily related to the impact of the active de-risking of two international asset-backed policies that occurred in the third quarter of 2017.
The following table provides a summary of net premiums earned for the three month periods ended December 31, 2017 and September 30, 2017, respectively:

	Three Months Ended
($ in millions)	December 31, 2017	September 30, 2017
Public Finance	$11.5	$14.7
Structured Finance	5.2	5.6
International Finance	6.0	6.5
Total normal premiums earned	22.7	26.8
Accelerated earnings	8.8	26.2
Total net premiums earned	$31.5	$53.0
Net Investment Income
Net investment income for the fourth quarter of 2017 and the third quarter of 2017 was $107.1 million and $87.2 million, respectively. Net investment income for the fourth quarter of 2017 increased primarily from accelerated accretion on Ambac-insured RMBS bonds, reflecting revised future cash flows from the impact of the exit of the Segregated Account from rehabilitation, which occurred on February 12, 2018. Net gains on invested assets classified as trading were $3.1 million in the fourth quarter of 2017 compared to $4.9 million in the third quarter of 2017.
The fair value of the consolidated investment portfolio decreased approximately $0.5 billion from September 30, 2017, to $5.7 billion at December 31, 2017, due primarily to an increase in the allocation to cash in anticipation of the Segregated Account rehabilitation exit transactions.
During the fourth quarter of 2017, AAC acquired additional AAC-insured Puerto Rico securities. As of December 31, 2017, AAC owned approximately 58% and 29% of its insured COFINA and PRIFA bonds, compared to 40% and 24%, respectively, at September 30, 2017. In addition, as of December 31, 2017, Ambac owned $2.2 billion of Ambac insured RMBS, which included approximately $1.6 billion or 41% of total Deferred Amounts (including interest) outstanding.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the fourth quarter of 2017 were $102.3 million, as compared to $209.8 million for the third quarter of 2017.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended December 31, 2017 and September 30, 2017:

	Three Months Ended
($ in millions)	December 31, 2017	September 30, 2017
RMBS	$18.2	$(34.4)
Domestic public finance	42.2	212.5
Student loan	0.9	1.6
Ambac UK	(7.3)	(12.7)
All other credits	2.6	(1.9)
Interest on Deferred Amounts	45.7	44.7
Total losses and loss expenses	$102.3	$209.8

Fourth quarter of 2017 RMBS losses and loss expenses of $18.2 million, were driven by excess spread compression, loss expenses incurred and a reduction of representation and warranty subrogation recoveries, partially offset by a benefit of $21.8 million related to RMBS transactions terminated during the quarter. Third quarter of 2017 RMBS losses and loss expenses were a benefit of $34.4 million, driven by improved credit performance and the impact of a settlement with a mortgage insurer and a trustee (among other parties) resulting in recoveries of previously recorded losses.
Domestic public finance losses and loss expenses incurred in the fourth quarter of 2017 were $42.2 million primarily related to adverse development in Puerto Rico. In the third quarter of 2017, domestic public finance losses and loss expenses were $212.5 million and were also impacted mostly by adverse developments in Puerto Rico.
Ambac UK losses and loss expenses were a benefit of $7.3 million in the fourth quarter of 2017 primarily as a result of improved credit performance and foreign exchange gains. Third quarter of 2017 Ambac UK losses and loss expenses were a benefit of $12.7 million primarily as a result of foreign exchange gains.
During the fourth quarter of 2017, net claim and loss expenses recovered, net of reinsurance, were $14.2 million which included $73.9 million of losses and loss expenses paid, offset by $88.1 million of subrogation received. Subrogation received included $49.7 million received from a mortgage insurer settlement. During the third quarter of 2017, net claim and loss expenses paid, net of reinsurance, were $140.7 million which included $178.3 million of losses and loss expenses paid, primarily driven by claims paid on Puerto Rico bonds, offset by $37.6 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance) were $4.114 billion at December 31, 2017, and $4.0 billion at September 30, 2017, which were net of $1.834 billion and $1.844 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties. As of December 31, 2017, approximately $3.867 billion of Deferred Amounts, including accrued interest payable of $839.7 million, remained unpaid. The Deferred Amounts, including accrued interest, were fully discharged as a result of the Segregated Account rehabilitation exit transactions in February 2018. (See Subsequent Event section of this press release).
The following table provides gross loss and loss expense reserves by bond type at December 31, 2017, and September 30, 2017:

($ in millions)	December 31, 2017	September 30, 2017
RMBS	$2,598	$2,489
Domestic public finance	816	801
Student loans	308	307
Ambac UK	286	290
All other credits	17	14
Loss expenses	89	99
Total loss and loss expense reserves	$4,114	$4,000
Net Gains (Losses) on Interest Rate Derivatives
The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in the AAC insured and investment portfolios (the "macro-hedge").
Net gains on interest rate derivatives were $23.0 million for the fourth quarter of 2017 and $4.0 million for the third quarter of 2017.
Expenses
Operating expenses for the fourth quarter of 2017 decreased by $5.1 million to $28.7 million from $33.8 million in the third quarter of 2017 primarily due to lower compensation costs reflecting lower salaries and severance costs, partially offset by a net increase in performance based compensation. Fourth quarter operating expenses included $5.2 million and $5.0 million of expenses associated with the restructuring transaction that concluded on February 12, 2018, and the OCI, respectively, compared to $7.0 million and $2.2 million in the third quarter of 2017. Subsequent to the conclusion of the Segregated Account rehabilitation, all restructuring expenses and a majority of OCI related operating expenses associated with the Segregated Account are expected to be eliminated.

Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $12.6 million for the fourth quarter of 2017, compared to $5.4 million for the third quarter of 2017. The fourth quarter provision included $8.7 million of Ambac UK current taxes as compared to $6.1 million in the third quarter of 2017 and $2.0 million of state income taxes. The fourth quarter provision also included $1.9 million of net impact related to the implementation of H.R.1 (the Tax Cuts and Jobs Act) stemming from $31.4 million in deferred taxes associated with foreign subsidiaries, partially offset by a benefit of $29.6 million from the repeal of the corporate AMT. The deferred tax expense will reverse over future periods and the AMT credit will be refunded to AAC in installments through 2021.
At December 31, 2017, the Ambac consolidated group had $3.7 billion of NOLs, including $1.4 billion at Ambac and $2.3 billion at AAC.
As a result of taxable income at AAC in 2017, AAC utilized NOLs in an amount that resulted in the accrual of $30.5 million of tolling payments. These tolling payments are anticipated to be received by Ambac from AAC in May 2018.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at December 31, 2017, was down 8% to $1.4 billion, or $30.52 per share compared to $1.5 billion or $33.33 per share as of September 30, 2017, due to the net (loss) of $(19.5) million, and unrealized losses on certain Ambac insured bonds held in the investment portfolio.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 6% during the quarter ended December 31, 2017, to $62.7 billion from $66.7 billion at September 30, 2017. The reduction in the insured portfolio was primarily related to a decrease of $2.7 billion in the public finance sector related to call and refunding activity; a decrease of $1.1 billion in the structured finance portfolio primarily related to amortization and pre-payments, including the RMBS terminations noted above; and a $0.2 billion decrease in the international portfolio.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	December 31, 2017	September 30, 2017
By Sector:
Public finance	51%	52%
Structured Finance	22%	22%
International	27%	26%
By Holder:
General account	60%	61%
Ambac UK	25%	24%
Segregated account	15%	15%
Adversely Classified Credits decreased by a net $1.1 billion, or 7.5% to $14.1 billion in the fourth quarter of 2017 primarily due to active risk mitigation and runoff of RMBS transactions; calls, refundings and negotiated refinancings in the public finance sector; and an active de-risking related to the termination of an international transportation exposure.
Subsequent Events
Ambac Assurance's Segregated Account Rehabilitation Concluded
On February 12, 2018, Ambac announced the exit from rehabilitation of AAC's Segregated Account, following the successful completion of the holistic restructuring transaction (the "Transaction") announced on July 19, 2017. The Transaction was completed following the expiration of AAC's surplus note exchange offers and consent solicitation, and the satisfaction of all remaining conditions precedent.
The Transaction resulted in the discharge of all deferred payment obligations, including accretion thereon, of approximately $3.9 billion and the cancellation of approximately $809.5 million in principal plus accrued and unpaid interest outstanding of General Account Surplus Notes in exchange for an effective consideration package of (i) $0.40 in cash, (ii) $0.41 in principal amount of new Secured Notes and (iii) $0.125 General Account Surplus Notes. As presented below, in Non-GAAP Financial Data, the impact of this Transaction on Ambac's Total Shareholders'

Equity and Adjusted Book Value at December 31, 2017, on a pro forma basis, is an increase of $7.56 per share to $38.08 per share of Book Value and $31.90 per share of Adjusted Book Value (a non-GAAP financial measure).
Surplus Note Interest Payment
In connection with the consummation of the Transaction, the Wisconsin Office of the Commissioner of Insurance approved a $13.5 million interest payment, to be made on March 1, 2018, representing approximately six months of interest on the outstanding principal and accrued and unpaid interest for surplus notes that remain outstanding (including surplus notes that were issued by the Segregated Account, all of which are held by AFG) after the closing of the Transaction. AFG will receive approximately $2.6 million of this interest payment based on its remaining ownership of surplus notes.
Tier 2 Financing
Ambac Assurance also issued $240.0 million of new money senior notes in connection with the closing of the Transaction on February 12, 2018, secured by Ambac Assurance’s rights, title and interest in cash and non-cash proceeds (net of reinsurance) above $1.6 billion received in connection with certain RMBS litigations.
Adoption of New Accounting Standard
On January 1, 2018 Ambac adopted FASB ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, which impacts the accounting for financial assets and liabilities. Ambac elected the fair value option for all VIE financial assets and financial liabilities with net fair value changes reported in Income (loss) on variable interest entities in the Consolidated Statements of Total Comprehensive Income. Upon implementation of ASU 2016-01, the credit component of fair value changes in VIE liabilities will no longer be reported in net income; rather it will be reported in accumulated other comprehensive income. Accordingly, , we will likely experience greater volatility in net income (specifically the Income (loss) on variable interest entities line item) in future periods.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivative from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Earnings were $5.5 million, or $0.12 per diluted share, for the fourth quarter 2017 as compared to an Adjusted Loss of $(149.8) million or $(3.30) per diluted share, for the third quarter of 2017. Adjusted Earnings for the fourth quarter 2017 relative to the Adjusted Loss for third quarter of 2017 resulted mostly from lower losses and loss expenses.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended December 31, 2017, and September 30, 2017, respectively:

	Three Months Ended
	December 31, 2017		September 30, 2017
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(19.5)	$(0.43)	$(190.9)	$(4.20)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(7.9)	(0.17)	(0.1)	—
Insurance intangible amortization	34.2	0.75	45.7	1.01
Foreign exchange (gains) losses	(1.3)	(0.03)	(4.5)	(0.11)
Adjusted Earnings (loss)	$5.5	$0.12	$(149.8)	$(3.30)
Weighted-average diluted shares outstanding (in millions)		45.4		45.4
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change in the future.
Adjusted Book Value was $1.101 billion, or $24.34 per share, at December 31, 2017, as compared to $1.112 billion, or $24.56 per share, at September 30, 2017.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	December 31, 2017		September 30, 2017
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,381.1	$30.52	$1,508.0	$33.33
Adjustments:
Non-credit impairment fair value losses on credit derivatives	0.6	0.01	8.5	0.19
Insurance intangible asset	(847.0)	(18.71)	(878.0)	(19.41)
Net unearned premiums and fees in excess of expected losses	597.3	13.20	625.4	13.82
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(30.8)	(0.68)	(152.4)	(3.37)
Adjusted Book Value	$1,101.3	$24.34	$1,111.6	$24.56
Shares outstanding (in millions)		45.3		45.3

Pro Forma Financial Information
The following unaudited pro forma consolidated balance sheet of Ambac as of December 31, 2017, is based on the historical consolidated financial statements of Ambac giving effect to the Rehabilitation Exit Transactions as further described in Note 1. Background and Business Description and Note 17. Subsequent Events of the Consolidated Financial Statements in Ambac's Annual Report on Form 10-K for the period ending December 31, 2017. The unaudited pro forma consolidated balance sheet of Ambac includes unaudited pro forma adjustments that are driven by assumptions and factually supportable information directly attributable to the Rehabilitation Exit Transactions and the Tier 2 Notes issuance as if they occurred on December 31, 2017 rather than February 12, 2018.

Pro Forma Condensed Consolidated GAAP Balance Sheet
(Unaudited)

($ in Millions)	December 31, 2017	Adjustments		Pro forma December 31, 2017
Assets:
Total non-variable interest entity investments, cash and cash equivalents	$6,364	$(1,786)	(1)	$4,578
Subrogation recoverable	631	1,312	(2)	1,943
Other assets	1,696	(9)	(3)	1,687
Total VIE assets	14,501	—		14,501
Total assets	$23,192	$(483)		$22,710
Liabilities and Stockholders' Equity:
Liabilities:
Loss and loss expense reserve	$4,745	$(2,555)	(2)	$2,190
Long-term debt	992	1,952	(4)	2,944
Accrued interest payable	437	(224)	(4)	213
Other liabilities	1,007	—		1,007
Total VIE liabilities	14,366	—		14,366
Total liabilities	21,547	(827)		20,720
Stockholders' equity	1,645	344	(2)(5)(6)	1,989
Total liabilities and stockholders' equity	$23,192	$(483)		$22,710

(1)	The net cash and investment outflows reflects the distributions under the Rehabilitation Exit Transactions as follows:

($ in Millions)
Cash payment to third parties for settlement of Deferred Amounts and Surplus Notes	$(1,347)
Cash payment for unpaid claims presented after record date	(30)
Cash payment for one-time interest payment on remaining surplus notes	(11)
Cash payment for remaining debt issuance costs	(8)
Receipt of Tier 2 proceeds	240
Receipt of Secured Notes issued by Ambac LSNI	764
Reduction in value of Ambac-insured RMBS securities held in the investment portfolio	(1,394)
$(1,786)

(2)
The transactions pursuant to the Second Amended Plan of Rehabilitation where Ambac is settling its unpaid claims at a discount is being accounted for as an extinguishment, where the discount of approximately $287 is reflected in the pro forma consolidated balance sheet as an increase to Retained Earnings. As a result of the settlement, future net cash flows on certain policies will become an asset and are reclassified to Subrogation recoverable.

(3)
Reflects the reclass of previously capitalized costs directly associated with the issuance of the Ambac Note or Tier 2 Notes to Long-term debt that will be amortized as part of the effective yield calculation.

(4)
The discount received in the other Rehabilitation Exit Transactions are being accounted for as a debt modification since the creditors before and after the discount remain the same and the change in the terms is not considered substantial. A substantial change is considered to be a change in cash flows of equal to or greater than 10% as a result of the modification of terms. As the change in cash flows is less than 10%, debt modification accounting is appropriate. Under debt modification accounting, no gain or loss is recorded, and a new effective interest rate is established based on the Ambac Note cash flows. Additionally, any consideration paid that is directly related to the issuance of the Ambac Note is capitalized and amortized as part of the effective yield calculation. The net long-term debt increase reflects the impact of the Rehabilitation Exit Transactions as follows:

($ in Millions)	Long-term Debt	Accrued Interest Payable
Tier 2 Notes issuance	$240	$—
Ambac Note issuance	2,145	—
Cash payment for on-time current interest payment on remaining surplus notes	—	(11)
Deferred loss on Rehabilitation Exit Transactions and debt issuance costs	(20)	—
Reduction in carrying value of Surplus Notes	(413)	(213)
	$1,952	$(224)

(5)
As a result of the Rehabilitation Exit Transactions, Ambac will receive settlement of its ownership in Deferred Amounts and would realize a gain of $57 over the carrying value of the associated Ambac-insured RMBS as of December 31, 2017.

(6)	This pro forma information does not incorporate any assumptions regarding taxes.

Pro Forma Adjusted Book Value
(Unaudited)
The following table reconciles total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measure Adjusted Book Value on both a Reported and Pro Forma basis.

			Pro Forma
	Reported		Post Restructuring (1)
	December 31, 2017		December 31, 2017		Change
($ in millions, except per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Shareholders' Equity	$1,381.1	$30.52	$1,725.2	38.08	$344.0	$7.56
Adjustments:
Non-credit impairment unrealized fair value losses on credit derivatives	0.6	0.01	0.6	0.01	—	—
Insurance intangible asset	(847.0)	(18.71)	(847.0)	(18.71)	—	—
Net unearned premiums and fees in excess of expected losses	597.3	13.20	597.3	13.20	—	—
Net unrealized investment (gains) losses in AOCI	(30.8)	(0.68)	(30.8)	(0.68)	—	—
Adjusted book value	$1,101.3	$24.34	$1,445.3	$31.90	$344.0	$7.56
Shares Outstanding (in millions)		45.3		45.3

(1)	Pro forma amounts are estimates, subject to revisions and are not reflective of actual or future operating results.

Earnings Call and Webcast
On March 1, 2018 at 8:30am (ET), Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss fourth quarter 2017 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through March 15, 2017, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID# 13676461.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees to clients in both the public and private sectors globally. AAC, is a guarantor of public finance and structured finance obligations. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance) or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by Ambac Assurance's primary insurance regulator for the benefit of policyholders that may result in material adverse consequences for holders of the Company’s securities or holders of securities issued or insured by Ambac Assurance; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (10) the Company’s inability to realize the expected recoveries included in its financial statements; (11) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (12) insufficiency or unavailability of collateral to pay secured obligations; (13) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) credit risks related to large single risks, risk concentrations and correlated risks; (15) concentration and essentiality risk in connection with Military Housing insured debt; (16) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (17) risks associated with adverse selection as the Company’s insured portfolio runs off; (18) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (19) intercompany disputes or disputes with Ambac Assurance's primary insurance regulator; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (22) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (23) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (24) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (25) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (26) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, or from the characterization of the Company’s surplus notes or other obligations as equity; (27) risks attendant to the change in composition of securities in the Company’s investment portfolio; (28) changes in tax law; (29) changes in prevailing interest rates; (30) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (31) factors that may influence the amount of installment premiums paid to the Company, including the Segregated Account rehabilitation proceedings; (32) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (33) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (34) risks relating to determinations of amounts of impairments taken on investments; (35) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (36) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (37) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (38) system security risks; (39) market spreads and pricing on interest rate derivative insured or issued by the Company; (40) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (41) changes in accounting principles or practices that may impact the Company’s reported financial results; (42) legislative and regulatory developments, including intervention by regulatory authorities; (43) the economic impact of “Brexit” may have an adverse effect on the Company’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (44) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (45) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (46) implementation of new tax legislation signed into law on December 22, 2017 (commonly known as the “Tax Cuts and Jobs Act”) may have unexpected consequences for the Company and the value of its securities, particularly its common shares; (47) implementation of the Tax Cuts and Jobs Act may negatively impact the economic recovery of Puerto Rico, which could result in higher loss severities or an extended moratorium on debt service owed on Ambac Assurance-insured bonds of Puerto Rico and its instrumentalities; (48) implementation of the Tax Cuts and Jobs Act could have a negative impact on municipal issuers of Ambac-insured bonds; and (49) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	December 31, 2017	September 30, 2017
Revenues:
Net premiums earned	$31,523	$52,989
Net investment income:
Securities available-for-sale and short-term	102,682	80,999
Other investments	4,375	6,178
Total net investment income	107,057	87,177
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(6,044)	(25,664)
Portion of other-than-temporary impairment recognized in other comprehensive income	5,088	12,154
Net other-than-temporary impairment losses recognized in earnings	(956)	(13,510)
Net realized investment gains (losses)	(68)	6,150
Change in fair value of credit derivatives:
Realized gains and other settlements	122	134
Unrealized gains (losses)	8,395	45
Net change in fair value of credit derivatives	8,517	179
Net gains (losses) on interest rate derivatives	23,027	3,984
Net realized gains on extinguishment of debt	—	—
Other income (expense)	(1,133)	46
Income (loss) on variable interest entities	21,237	(4,049)
Total revenues	189,204	132,966
Expenses:
Losses and loss expense (benefit)	102,269	209,806
Insurance intangible amortization	34,168	45,690
Operating expenses	28,694	33,791
Interest expense	30,990	29,145
Total expenses	196,121	318,432
Pre-tax income (loss)	(6,917)	(185,466)
Provision for income taxes	12,562	5,439
Net income (loss) attributable to common stockholders	$(19,479)	$(190,905)

Net income (loss) per basic share	$(0.43)	$(4.20)
Net income (loss) per diluted share	$(0.43)	$(4.20)

Weighted-average number of common shares outstanding:
Basic	45,404,315	45,404,315
Diluted	45,404,315	45,404,315

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Year Ended December 31,
($ in Thousands, except share data)	2017	2016
Revenues:
Net premiums earned	$175,277	$197,287
Net investment income:
Securities available-for-sale and short-term	337,774	281,049
Other investments	23,179	32,318
Total net investment income	360,953	313,367
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(54,625)	(89,700)
Portion of other-than-temporary impairment recognized in other comprehensive income	34,454	67,881
Net other-than-temporary impairment losses recognized in earnings	(20,171)	(21,819)
Net realized investment gains (losses)	5,366	39,284
Change in fair value of credit derivatives:
Realized gains and other settlements	1,589	912
Unrealized gains (losses)	14,783	19,194
Net change in fair value of credit derivatives	16,372	20,106
Net gains (losses) on interest rate derivatives	59,565	(50,273)
Net realized gains on extinguishment of debt	4,920	4,845
Other income (expense)	(706)	17,445
Income (loss) on variable interest entities	19,670	(14,093)
Total revenues	621,246	506,149
Expenses:
Losses and loss expense (benefit)	513,186	(11,489)
Insurance intangible amortization	150,854	174,608
Operating expenses	121,516	113,660
Interest expense	119,941	124,344
Total expenses	905,497	401,123
Pre-tax income (loss)	(284,251)	105,026
Provision for income taxes	44,464	30,709
Net income (loss)	$(328,715)	$74,317
Less: net (loss) gain attributable to noncontrolling interest	—	(526)
Net income (loss) attributable to common stockholders	$(328,715)	$74,843

Net income (loss) per basic share	$(7.25)	$1.66
Net income (loss) per diluted share	$(7.25)	$1.64

Weighted-average number of common shares outstanding:
Basic	45,367,932	45,212,414
Diluted	45,367,932	45,723,524

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	December 31, 2017	September 30, 2017
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $4,614,623 and $4,825,555)	$4,652,172	$4,978,118
Fixed income securities pledged as collateral, at fair value (amortized cost: $99,719 and $99,424)	99,719	99,424
Short-term investments, at fair value (amortized cost: $557,476 and $716,666)	557,270	716,516
Other investments (includes $396,689 and $406,310 at fair value)	431,630	439,987
Total investments	5,740,791	6,234,045
Cash and cash equivalents	623,703	107,018
Receivable for securities	11,177	68,686
Investment income due and accrued	16,532	20,137
Premium receivables	586,312	601,757
Reinsurance recoverable on paid and unpaid losses	40,997	45,976
Deferred ceded premium	52,195	54,773
Subrogation recoverable	631,213	703,930
Loans	10,358	10,390
Derivative assets	73,199	77,287
Current taxes	11,803	—
Insurance intangible asset	846,973	877,972
Other assets	46,614	48,228
Variable interest entity assets:
Fixed income securities, at fair value	2,914,145	2,785,608
Restricted cash	978	37,793
Loans, at fair value	11,529,384	11,557,788
Derivative assets	54,877	57,714
Other assets	1,123	3,481
Total assets	$23,192,374	$23,292,583
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$783,155	$817,538
Loss and loss expense reserves	4,745,015	4,704,285
Ceded premiums payable	37,876	38,593
Deferred taxes	33,659	1,930
Current taxes	—	18,484
Long-term debt	991,696	988,148
Accrued interest payable	436,984	417,522
Derivative liabilities	82,782	90,899
Other liabilities	67,583	65,840
Payable for securities purchased	1,932	55,486
Variable interest entity liabilities:
Accrued interest payable	589	3,213
Long-term debt, at fair value	12,160,544	12,229,569
Derivative liabilities	2,205,264	2,088,922
Other liabilities	37	17
Total liabilities	21,547,116	21,520,446
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,275,982 and 45,275,982	453	453
Additional paid-in capital	199,560	198,629
Accumulated other comprehensive income	(52,239)	62,680
Retained earnings	1,233,845	1,246,736
Treasury stock, shares at cost: 24,816 and 24,816	(471)	(471)
Total Ambac Financial Group, Inc. stockholders’ equity	1,381,148	1,508,027
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	1,645,258	1,772,137
Total liabilities and stockholders’ equity	$23,192,374	$23,292,583